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Exhibit 11 - Statement Regarding Computation of Per Share Earnings


                                             Three Months Ended March 31,
                                                1995               1994
- --------------------------------------------------------------------------
INCOME BEFORE ADJUSTMENT                   $  1,660,000      $     251,000
INTEREST ADJUSTMENT (1)                          19,000             20,000
- --------------------------------------------------------------------------
NET INCOME                                 $  1,679,000      $     271,000
==========================================================================

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                   3,249,474          3,087,849

WEIGHTED AVERAGE NUMBER OF
  COMMON STOCK EQUIVALENTS:
  Net shares assumed to be
    issued for dilutive stock
    options and warrants                      2,631,757          2,967,537
  Shares assumed to be
    issued on conversion of
    preferred stock                           4,395,000          4,495,000
- --------------------------------------------------------------------------
TOTAL WEIGHTED AVERAGE COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING                                10,276,231         10,550,386
==========================================================================
EARNINGS PER COMMON SHARE                  $       0.16      $        0.03
==========================================================================



(1) Pursuant to the "treasury stock method" - represents an adjustment to interest from the assumed use of a portion of the proceeds from the exercise of options and warrants to retire a portion of short-term borrowings in 1995 and to invest in short-term debt securities in 1994.





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